Tupperware Brands Reports Fourth Quarter and Record Full Year 2010 Sales and Profit, Announces Increased and Accelerated Stock Repurchase Plan and Articulates Dividend Policy

- Fourth Quarter Sales up 6% in local currency, with increases by all segments, and 5% in U.S. dollars.

- Fourth Quarter GAAP diluted E.P.S. $1.26, down 4% versus last year.  Excluding certain items impacting comparability*, diluted E.P.S. $1.38, up 13% over last year and 7 cents above high end of guidance range.

- Full Year GAAP diluted E.P.S. $3.53, up 28% over last year.  Excluding certain items impacting comparability*, diluted E.P.S. $3.72, up 21%.

- Stock repurchase authorization increased by $250 million to $600 million and accelerated; plan 2011 purchases of $160 million plus option proceeds.

- Dividend policy is to evaluate rate after the close of each year, beginning in 2012, with increases likely about in line with profit increases as achieved.

ORLANDO, Fla., Feb. 1, 2011 /PRNewswire/ -- (NYSE: TUP) Tupperware Brands Corporation today reported fourth quarter 2010 sales and profit.  Fourth quarter 2010 sales increased in local currency by 6% versus 2009, before a negative impact from foreign exchange rates of 1%.  This resulted in record reported sales that were 5% above the fourth quarter of 2009.  Additionally, total sales force reached a record high of over 2.6 million.

Rick Goings, Chairman and CEO commented, "We are pleased to have finished the year with another strong quarter of local currency sales growth, which was at the high end of the guidance given in October.  Our emerging markets comprised 55% of sales in the quarter, and delivered a 14% sales increase.  A significant number of emerging markets had double-digit sales increases, including Argentina, Brazil, India, Indonesia, Malaysia/Singapore, the Philippines, Tupperware South Africa, Turkey and Venezuela.  The established markets were down 3% in local currency, although Austria performed exceptionally well again this quarter with a 33% sales increase in local currency compared with 2009, and Tupperware United States and Canada had a 9% sales increase.  Tupperware Australia, Germany, Tupperware Japan and BeautiControl were the main units with decreases.  We will continue to focus on strengthening these businesses in 2011, and were pleased to end the year with continued improvement in trends in BeautiControl and Tupperware Japan."

Diluted GAAP earnings per share of $1.26 for the fourth quarter of 2010 was down 5 cents, or 4% versus last year.  The 2010 fourth quarter included net negative 12 cents from items impacting comparability*, while 2009 had net positive 9 cents from those items.  There was also a negative 2 cent impact versus 2009 from weaker foreign currencies.

Adjusted diluted earnings per share of $1.38 in the quarter was 16 cents better than 2009, including the negative foreign currency impact of 2 cents.  The $1.38 of adjusted diluted earnings per share was 7 cents above the high end of the guidance range given by the Company in October, which included, versus the guidance, a 1 cent negative impact from foreign exchange.

"We had a strong close to 2010, with a 6% full year sales increase and record profit.  We grew our GAAP diluted earnings per share 28% and improved our full year pretax profit return on sales by 160 basis points, excluding items impacting comparability*.  These results show the strength of our diversified portfolio and our ability to achieve growth.  Our total sales force is at a record level, and we ended the year with an 8% advantage over 2009," said Rick Goings.

Tupperware Brands will conduct a conference call today, Tuesday, February 1, 2011, at 8:30 am Eastern time.  The conference call will be webcast along with a copy of this news release on www.tupperwarebrands.com.

Fourth Quarter Segment Highlights*

Tupperware Segments

Europe local currency sales were up slightly over prior year (down 4% reported).  The emerging markets were up 2% compared with last year, with two larger markets having substantial sales increases in the quarter, a 31% increase (up 41% reported) by Tupperware South Africa and a 39% increase (up 42% reported) by Turkey.  The largest offset was in CIS, where sales declined 29% (down 32% reported) versus last year, in part reflecting a continued softness in consumer spending and lower sales force activity.  Established markets were even with prior year in local currency (down 8% reported), with Austria achieving a 33% increase (up 23% reported).  Sales in Germany were down 5% (down 12% reported) compared with 2009, but the German business ended the year with a 4% larger sales force size versus last year.  Europe's pretax operating profit was down 3% in local currency (down 8% reported).  The segment's total sales force was up 10% versus year-end 2009.

In Asia Pacific, fourthquarter sales versus prior year were up 10% in local currency (up 17% reported).  Emerging markets were up 28% in local currency (up 35% reported).  All emerging markets again had sales increases, led by Indonesia with a 39% local currency sales increase (up 47% reported), with the other main contributors being India with a 60% local currency sales increase (up 65% reported) and Malaysia/Singapore with a 33% local currency sales increase (up 46% reported).  China was up by 6% in local currency sales (up 9% reported) in the quarter, but this reflected a negative 14 point impact on the year-over-year comparison from lower business-to-business sales.  The established markets were down 14% in local currency (down 7% reported), mainly in Tupperware Australia, which had a sales decline of 23% in local currency (down 17% reported), reflecting a smaller sales force.  Tupperware Japan continued to implement its intermediate term strategy to modify the business model, and had a high single-digit sales decrease in the fourth quarter.  Pretax profit for the segment was up 15% in local currency (up 22% reported).  The segment's total sales force was up 23% at the end of the year.

Tupperware North America sales were up 9% in local currency (up 11% reported) versus prior year.  Mexico had substantial growth in sales in the core business, although lower business-to-business sales brought the comparison to a 9% local currency sales increase (up 15% reported).  Tupperware United

States and Canada also had an 9% increase in the quarter, of which about half was from a promotional timing shift that put some sales in the fourth quarter of 2010 that were in the third quarter of 2009.  Fourth quarter pretax profit for the segment was down 1% in local currency (up 2% reported).  The total sales force size at the end of the year was up 9%.

Beauty Segments

Beauty North America sales were up 1% in local currency (up 5% reported).  In the large Fuller Mexico business, improvement in recruiting led to a year-end sales force size 4% above last year, and local currency sales were up 4% compared with last year (up 10% reported).  BeautiControl experienced a 9% decrease, which was a sequential improvement from the double-digit decreases earlier in 2010, and the business continued to work on improving sales force activation.  The segment's pretax profit in the quarter increased 18% in local currency (up 26% reported), reflecting improved cost structures in both units.  The total sales force size at the end of the year was even with prior year.

Beauty Other sales were up 16% in local currency (up 6% reported), with over half of the increase from the business in Brazil where local currency sales increased by 39% (up 42% reported).  Also contributing to the increase were Argentina, the Philippines, and Venezuela.  Pretax profit increased $8.3 million in local currency, reflecting the absence of last year's $3.5 million expense recorded when the Company changed to using the parallel exchange rate in Venezuela as of the end of the year, and the contribution margin from the higher sales.  The total sales force size for the segment at the end of the year was up 1% versus last year.

Full Year 2010 Results

Full year company sales grew 6% in local currency (up 8% reported).  The Tupperware brand segments grew 7% in local currency (up 10% reported), and the Beauty brand segments were up 6% in local currency (up 5% reported).  Businesses operating in emerging markets, comprising 56% of total company sales, grew 15% in local currency (up 18% reported) and the businesses that operate in established markets were down 2%.  There were significant improvements in the emerging markets of Brazil, China, India, Indonesia, Malaysia/Singapore, Tupperware South Africa, Turkey and Venezuela and the established markets of Austria and France.  Profit from the operating segments rose 16% in local currency (up 19% reported), driven by double-digit percentage improvements in Asia Pacific and Tupperware North America and a $21.0 million local currency increase by Beauty Other that included the benefit of not having the $8.4 million of foreign exchange related costs incurred in Venezuela in 2009. Beauty North America's operating profit increased modestly, and Europe's operating profit was up slightly compared with last year.  Diluted earnings per share was $3.53, up 24% in local currency (up 28% reported).  Excluding certain adjustment items, diluted earnings per share was $3.72, up 17% in local currency (up 21% reported).

First Quarter 2011 Outlook*

The first quarter sales outlook is for an increase of 5 to 7% in local currency.  Based on current exchange rates, there is a 3 percentage point positive impact on the year-over-year sales comparison, so the outlook range in dollars is an increase of 8 to 10%.  Under the Company's 52/53 week fiscal year, 2011 will have 53 weeks, with the extra week falling in the first quarter.  GAAP diluted earnings per share is expected to be 78 to 83 cents, with a negative 3 cent impact from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be 81 to 86 cents.  This compares with GAAP diluted earnings per share of 73 cents in the first quarter of 2010 and 76 cents excluding certain items.  The guidance reflects a positive impact on the comparison of 2 cents from foreign currency, along with a higher income tax rate than 2010.

Full Year 2011 Outlook*

The initial outlook for full year sales growth is an increase of 6 to 8% in local currency, and with a 2% benefit from foreign exchange, is an increase of 8 to 10% reported.  The local currency increase range is in line with the Company's longer term guidance that was last raised in October 2008.  GAAP diluted earnings per share is forecast to be $4.09 to $4.19, with a net negative 14 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $4.23 to $4.33.  (See detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule.)  This compares with 2010 diluted earnings per share of $3.72 excluding certain items, and includes a positive 11 cent impact versus 2010 from foreign currency rates.  This indicates a 14 to 16% increase in dollars in diluted earnings per share excluding items and an increase of 10 to 13% in local currency.  The full year outlook includes a 70 basis point improvement in pretax profit return on sales, excluding items impacting comparability, an increase in the tax rate of 140 basis points to 26% and between 2.0 to 2.5% less average diluted shares outstanding.

Uses of Cash

The Company's board has increased the share repurchase authorization by $250 million to $600 million. The Company is accelerating its share repurchases to use each year's proceeds from stock option exercises, along with cash available at the end of the prior year.  It currently considers available cash to be the amount in excess of $90 million, and consequently expects to repurchase $160 million worth of shares in 2011, plus the amount received as a result of option exercises.  Repurchases are expected to be made evenly through the year.

The Company expects its board to evaluate its dividend rate annually in the first quarter of each year, beginning in 2012, with increases likely about in line with profit increases as achieved.

The Company does not intend to repay any of the $405 million of term loans currently outstanding while its credit agreement that runs until September 2012 remains in effect.  The interest rate under this agreement is extremely favorable.

Rick Goings, Chairman and CEO, commented, "Even with the strong improvements this year, we believe we still have room to grow our businesses, as indicated in our forecast for 6 to 8% local currency sales growth in 2011.  Our strong business model generates a high return on sales and free cash flow, which gives us the confidence to increase the cash going to shareholders through our share repurchase program that we've expanded and accelerated again today, and through our dividend payouts.  Being a global portfolio of direct selling companies has helped us to provide consistent top and bottom line growth, even in a challenging macroeconomic environment.  As we get deeper into 2011, we will continue to focus on the fundamentals that strengthen our business:  developing innovative and desirable products, creating selling situations that are fun and profitable, and promoting a compelling earnings opportunity for our salesforce.  We are also focused on executing the strategies that make direct selling businesses successful.  Together, these will continue to drive our top line and bottom line growth.  I have confidence that our management teams understand our formula for success and know how to grow."

* See Non-GAAP Financial Measures Reconciliation Schedules.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.6 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements, and re-engineering costs.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

Included on the Company's website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company's financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	Dec 25,	Dec 26,	Dec 25,	Dec 26,
(In millions, except per share data)	2010	2009	2010	2009

Net sales	$ 655.0	$ 626.0	$ 2,300.4	$ 2,127.5
Cost of products sold	223.6	210.1	766.2	718.5
Gross margin	431.4	415.9	1,534.2	1,409.0

Delivery, sales and administrative expense	306.4	301.7	1,193.1	1,119.1
Re-engineering and impairment charges	3.6	1.5	7.6	8.0
Impairment of goodwill and intangible assets	4.3	-	4.3	28.1
Gains on disposal of assets including insurance recoveries	-	11.8	0.2	21.9
Operating income	117.1	124.5	329.4	275.7

Interest income	0.8	0.3	2.5	2.9
Interest expense	7.7	7.8	29.3	31.6
Other expense	0.3	3.5	2.9	9.9
Income before income taxes	109.9	113.5	299.7	237.1
Provision for income taxes	29.2	29.4	74.1	62.0
Net income	$ 80.7	$ 84.1	$ 225.6	$ 175.1

Net income per common share:

Basic earnings per share:	$ 1.29	$ 1.34	$ 3.60	$ 2.80

Diluted earnings per share:	$ 1.26	$ 1.31	$ 3.53	$ 2.75

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				52 Weeks	52 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Dec 25,	Dec 26,	%	%	Exchange	Dec 25,	Dec 26,	%	%	Exchange
	2010	2009	Inc (Dec)	Inc (Dec)	Impact *	2010	2009	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 224.2	$ 234.8	(4)	-	$ (11.3)	$ 778.0	$ 749.6	4	5	$ (6.0)
Asia Pacific	139.4	118.8	17	10	7.5	460.6	385.0	20	10	34.2
TW North America	83.5	75.0	11	9	1.9	324.8	292.3	11	7	10.0
Beauty North America	109.3	103.9	5	1	4.1	406.0	391.6	4	(1)	19.8
Beauty Other	98.6	93.5	6	16	(8.4)	331.0	309.0	7	16	(23.1)

	$ 655.0	$ 626.0	5	6	$ (6.2)	$ 2,300.4	$ 2,127.5	8	6	$ 34.9

Segment profit:
Europe	$ 57.8	$ 62.6	(8)	(3)	$ (2.9)	$ 148.8	$ 143.3	4	3	$ 1.4
Asia Pacific	34.4	28.3	22	15	1.8	103.7	78.6	32	20	8.0
TW North America	13.9	13.5	2	(1)	0.5	49.7	38.1	30	25	1.6
Beauty North America	19.5	15.4	26	18	1.0	58.9	52.2	13	5	3.8
Beauty Other	14.6	7.5	98	+	(1.2)	33.9	19.7	73	+	(6.7)

	140.2	127.3	10	11	(0.8)	395.0	331.9	19	16	8.1

Unallocated expenses	(15.5)	(16.6)	(6)	(9)	(0.6)	(56.8)	(51.9)	9	8	(0.6)
Gains on disposal of assets including insurance recoveries	-	11.8	-	-	-	0.2	21.9	(99)	(99)	-
Re-engineering and impairment charges	(3.6)	(1.5)	+	+	-	(7.6)	(8.0)	(5)	(5)	-
Impairment of goodwill and intangible assets	(4.3)	-	+	+	-	(4.3)	(28.1)	(85)	(85)	-
Interest expense, net	(6.9)	(7.5)	(8)	(8)	-	(26.8)	(28.7)	(7)	(7)	-

Income before taxes	109.9	113.5	(3)	(2)	(1.4)	299.7	237.1	26	23	7.5
Provision for income taxes	29.2	29.4	(0)	1	(0.3)	74.1	62.0	20	16	1.8
Net income	$ 80.7	$ 84.1	(4)	(3)	$ (1.1)	$ 225.6	$ 175.1	29	25	$ 5.7

Net income per common share (diluted)	$ 1.26	$ 1.31	(4)	(2)	$ (0.02)	$ 3.53	$ 2.75	28	24	$ 0.10

Weighted average number of diluted shares	63.8	64.3				63.8	63.4

* 2010 actual compared with 2009 translated at 2010 exchange rates.

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions except per share data)
	13 Weeks Ended Dec 25, 2010				13 Weeks Ended Dec 26, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 57.8	$ 0.1	a	$ 57.9	$ 62.6	$ 0.1	a	$ 62.7
Asia Pacific	34.4	0.2	a	34.6	28.3	0.3	a	28.6
TW North America	13.9	-		13.9	13.5	-		13.5
Beauty North America	19.5	0.4	a	19.9	15.4	0.5	a	15.9
Beauty Other	14.6	0.3	a	14.9	7.5	0.4	a	7.9
	140.2	1.0		141.2	127.3	1.3		128.6

Unallocated expenses	(15.5)	-		(15.5)	(16.6)	-		(16.6)
Gains on disposal of assets	-	-		-	11.8	(11.8)	b	-
Re-eng and impairment chgs	(3.6)	3.6	c	-	(1.5)	1.5	c	-
Impairment of goodwill and intangible assets	(4.3)	4.3	d	-	-	-		-
Interest expense, net	(6.9)	-		(6.9)	(7.5)	-		(7.5)
Income before taxes	109.9	8.9		118.8	113.5	(9.0)		104.5
Provision for income taxes	29.2	1.1	e	30.3	29.4	(3.3)	e	26.1
Net income	$ 80.7	$ 7.8		$ 88.5	$ 84.1	$ (5.7)		$ 78.4

Net income per common share (diluted)	$ 1.26	$ 0.12		$ 1.38	$ 1.31	$ (0.09)		$ 1.22

	52 Weeks Ended Dec 25, 2010				52 Weeks Ended Dec 26, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 148.8	$ 0.3	a	$ 149.1	$ 143.3	$ 0.3	a	$ 143.6
Asia Pacific	103.7	0.9	a	104.6	78.6	1.2	a	79.8
TW North America	49.7	-		49.7	38.1	-		38.1
Beauty North America	58.9	1.6	a	60.5	52.2	2.0	a	54.2
Beauty Other	33.9	1.1	a	35.0	19.7	1.6	a	21.3
	395.0	3.9		398.9	331.9	5.1		337.0

Unallocated expenses	(56.8)	-		(56.8)	(51.9)	-		(51.9)
Gains on disposal of assets including insurance recoveries	0.2	(0.2)	b	-	21.9	(21.9)	b	-
Re-eng and impairment chgs	(7.6)	7.6	c	-	(8.0)	8.0	c	-
Impairment of goodwill and intangible assets	(4.3)	4.3	d	-	(28.1)	28.1	d	-
Interest expense, net	(26.8)	-		(26.8)	(28.7)	-		(28.7)
Income before taxes	299.7	15.6		315.3	237.1	19.3		256.4
Provision for income taxes	74.1	3.3	e	77.4	62.0	(1.7)	e	60.3
Net income	$ 225.6	$ 12.3		$ 237.9	$ 175.1	$ 21.0		$ 196.1

Net income per common share (diluted)	$ 3.53	$ 0.19		$ 3.72	$ 2.75	$ 0.33		$ 3.08

(a)  Amortization of intangibles of acquired beauty units.

(b)  The year-to-date gain on disposal of assets of $0.2 million  in 2010 is related to the sale of property in Australia.  The year-to-date gain of $21.9 million in 2009 included $8.9 million in insurance recoveries related to the 2007 fire in South Carolina and $2.9 million related to the sale of property in Australia in the fourth quarter.  The 2009 full year amount also included $10.1 million in insurance recoveries in the second quarter related to the South Carolina fire.

(c)  Re-engineering and impairment charges of $7.6 million in 2010 included $1.0 million related to new plants in India and China and relocation expenses in Japan and Belgium Mfg and $6.5 million for severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, France, Greece, Japan, and Fuller Mexico operations and $0.1 million for a facility write-down in Japan, of which $3.6 million was incurred in the fourth quarter.  Re-engineering and impairment charges in 2009 included $0.7 million for the relocation of the BeautiControl and China manufacturing facilities and a new facility in India, of which $0.3 million was in the fourth quarter; $5.2 million related to severance costs incurred to reduce headcount in the Company's operations in Australia, BeautiControl, France, Japan and Mexico, of which $1.0 million was in the fourth quarter; and $2.1  million of impairment charges for obsolete software and equipment and the write off of beauty manufacturing assets in Brazil,of which $0.2 million was in the fourth quarter.

(d)  The decision was made to merge the two South Africa Beauty businesses, which impaired the $4.3 million intangible assets of Swissgarde in the fourth quarter of 2010.  Also, upon review in 2009, the intangibles of Nutrimetics, Avroy Shlain and NaturCare were deemed to be impaired, resulting in a non-cash impairment charge of $28.1 million.

(e)  Provision for income taxes represents the net tax impact of adjusted amounts.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	52 Weeks Ended	52 Weeks Ended
	December 25,	December 26,
(In millions)	2010	2009

OPERATING ACTIVITIES
Net cash provided by operating activities	$ 302.1	$ 250.9

INVESTING ACTIVITIES
Capital expenditures	(56.1)	(46.4)
Proceeds from disposal of property, plant & equipment	10.0	8.8
Proceeds from insurance settlements	-	10.7
Net cash used in investing activities	(46.1)	(26.9)

FINANCING ACTIVITIES
Dividend payments to shareholders	(63.2)	(55.0)
Repurchase of common stock	(62.4)	(83.2)
Long-term debt and capital lease obligations	(2.2)	(141.8)
Net change in short-term debt	0.2	(1.9)
Proceeds from exercise of stock options	16.8	39.4
Other, net	6.3	14.7
Net cash used in financing activities	(104.5)	(227.8)

Effect of exchange rate changes on cash and
cash equivalents	(15.2)	(8.6)

Net change in cash and cash equivalents	136.3	(12.4)

Cash and cash equivalents at beginning of year	112.4	124.8

Cash and cash equivalents at end of period	$ 248.7	$ 112.4

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Dec. 25,	Dec. 26,
(In millions)	2010	2009

Assets

Cash and cash equivalents	$248.7	$112.4
Other current assets	600.9	584.4
Total current assets	849.6	696.8

Property, plant and equipment, net	258.0	254.6

Other assets	883.9	843.9

Total assets	$1,991.5	$1,795.3

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$1.9	$1.9
Accounts payable and other current liabilities	497.5	458.6

Total current liabilities	499.4	460.5

Long-term debt	426.8	426.2

Other liabilities	275.7	270.9

Total shareholders' equity	789.6	637.7

Total liabilities and shareholders' equity	$1,991.5	$1,795.3

Net Debt to Total Capital Ratio 19%

Net Debt is defined as total debt less cash and cash equivalents and total capital is defined as net debt plus shareholders' equity.

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Fourth Quarter Ended December 25, 2010

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	105,205	(1)	628,934	10
Asia Pacific	79,173	27	536,677	23
TW North America	95,608	11	287,495	9
Tupperware	279,986	10	1,453,106	14

Beauty North America	338,711	4	571,258	0
Beauty Other	235,731	2	577,268	1
Beauty	574,442	3	1,148,526	1

Total	854,428	5	2,601,632	8

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2011

($ in millions, except per share amounts)

	First Quarter	First Quarter
	2010 Actual	2011 Outlook
		Range
		Low	High

Income before income taxes	$ 63.0	$ 66.8	$ 70.8

% change from prior year		6%	12%

Income tax	$ 15.9	$ 17.4	$ 18.3
Effective Rate	25%	26%	26%

Net Income (GAAP)	$ 47.1	$ 49.4	$ 52.6

% change from prior year		5%	12%

Adjustments(1):
Re-engineering and other restructuring costs	1.6	2.5	2.5
Acquired intangible asset amortization	1.0	0.7	0.7
Income tax (2)	(0.8)	(1.1)	(1.1)
Net Income (Adjusted)	$ 48.9	$ 51.5	$ 54.7

% change from prior year		5%	12%

Exchange rate impact (3)	1.4	-	-
Net Income (Adjusted and 2010 restated for currency changes)	$ 50.3	$ 51.5	$ 54.7

% change from prior year		2%	9%

Net income (GAAP) per common share (diluted)	$ 0.73	$ 0.78	$ 0.83

Net Income (Adjusted) per common share (diluted)	$ 0.76	$ 0.81	$ 0.86

Average number of diluted shares (millions)	63.9	63.4	63.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2010 actual and 2010 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2011

($ in millions, except per share amounts)

	Full Year	Full Year
	2010 Actual	2011 Outlook
		Range
		Low	High

Income before income taxes	$ 299.7	$ 344.0	$ 352.2

% change from prior year		15%	18%

Income tax	$ 74.1	$ 88.7	$ 90.9
Effective Rate	25%	26%	26%

Net Income (GAAP)	$ 225.6	$ 255.2	$ 261.3

% change from prior year		13%	16%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ 0.2	$ -	$ -
Re-engineering and other restructuring costs	7.7	10.0	10.0
Acquired intangible asset amortization	3.9	2.7	2.7
Purchase accounting intangible impairments	4.3	-	-
Income tax (2)	(3.7)	(3.9)	(3.9)
Net Income (Adjusted)	$ 237.9	$ 264.0	$ 270.1

% change from prior year		11%	14%

Exchange rate impact (3)	7.1	-	-
Net Income (Adjusted and 2010 restated for currency changes)	$ 245.0	$ 264.0	$ 270.1

% change from prior year		8%	10%

Net income (GAAP) per common share (diluted)	$ 3.53	$ 4.09	$ 4.19

Net Income (Adjusted) per common share (diluted)	$ 3.72	$ 4.23	$ 4.33

Average number of diluted shares (millions)	63.8	62.4	62.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2010 actual and 2010 restated at current currency exchange rates

CONTACT:  Nicole Decker, +1-407-826-4560